Exhibit 99.1

                STILLWATER MINING COMPANY REAFFIRMS 2006 GUIDANCE

    BILLINGS, Mont., Sept. 28 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) in commenting on the effect on 2006 performance of the recent wildfires in south central Montana, has reaffirmed its earlier production and cost guidance for the year.
    Francis R. McAllister, the Company's chairman and CEO, offered the following commentary:

    "We had a number of press releases in August and September regarding temporary mine closures due to area wildfires. The fires covered a very large area -- nearly a quarter of a million acres -- but never directly threatened our mines."

    "In 2005, the Company's mine production was 554,000 ounces of PGMs, of which 428,000 ounces was palladium and 126,000 ounces was platinum. For 2006, the Company expects PGM mine production of about 600,000 ounces, with total consolidated cash costs of approximately $300 to $315 per ounce. This is in line with our guidance for the year, despite the closures experienced due to the wildfires."

    "The mine production is only part of our production story, as we expect continued expansion of our recycling activities. For 2006, these are up 65% over 2005 at about 325,000 ounces of PGMs from spent catalytic converters."

    For the latest Stillwater Mining Presentation, delivered at the Denver Gold Forum on September 25th, please visit http://events.onlinebroadcasting.com/denvergold/092506/feed_live.php?co=stillw ater.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining, including the full text of Mr. McAllister's remarks, can be found at its website: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2005 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

SOURCE  Stillwater Mining Company
    -0-                             09/28/2006
    /CONTACT: Dawn E. McCurtain of Stillwater Mining Company, +1-406-373-8787/ /Web site: http://www.stillwatermining.com /